                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           ________________________

                                   FORM SB-2

                       POST-EFFECTIVE AMENDMENT NO. 2 TO

                       REGISTRATION STATEMENT #333-47332
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           ________________________

                     INFORETECH WIRELESS TECHNOLOGY, INC.
            (Exact Name of Registrant as Specified in its Charter)

            Nevada                                  8900                        88-0350120
(State or Other Jurisdiction of         (Primary Standard Industrial       (I.R.S.  Employer
Incorporation or Organization)           Classification Code Number)     Identification Number)

                           ________________________
                                   Suite 214
                              5500 - 152nd Street
                           Surrey, BC Canada V358E7
                             Tel:  (604) 576-7442
                             Fax:  (604) 576-7460
                      Attention:  Robert C.  Silzer, Sr.
 (Name, Address, Telephone Number and Facsimile Number of Agent For Service of
                                   Process)
                           ________________________
                       Copies of all communications to:

                            DAVID L. FICKSMAN, ESQ.
                                Loeb & Loeb LLP
                         10100 Santa Monica Boulevard
                                  Suite 2200
                      Los Angeles, California  90067-4164
                              Tel: (310) 282-2350
                              Fax: (310) 282-2192

                           ________________________

Approximate Date of Proposed Sale to the Public: As soon as possible after the
                   Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------
    Title of Each Class       Amount             Proposed           Proposed              Amount
      of Securities           To Be              Maximum            Maximum                 of
    To Be Registered        Registered (1)     Offering Price      Aggregate          Registration Fee
                                                  Per Unit       Offering Price
------------------------------------------------------------------------------------------------------------------------
Common Stock underlying the   7,500,000 (2)         $.31(4)          $2,325,000              $  581.00
Series A 8% Convertible
Notes
------------------------------------------------------------------------------------------------------------------------
Common Stock underlying the   7,400,000 (3)         $.31(4)          $2,294,000              $  574.00
8% Convertible Debenture
------------------------------------------------------------------------------------------------------------------------
Augustine Shares                 80,000             $.31(4)          $   24,800              $    6.00
------------------------------------------------------------------------------------------------------------------------
       Total                 14,980,000               --              4,643,800              $1,161.00(5)
------------------------------------------------------------------------------------------------------------------------



(1) The shares of common stock being registered are offered by certain securityholders of Inforetech Wireless Technology, Inc. See "Recent Transactions" and "Selling Security Holders". Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act") the shares of Class A common stock offered hereby also include such presently indeterminate number of shares of Class A common stock as shall be issued by Inforetech in connection with the conversion of certain debt securities. Such number of shares is subject to adjustment and could be materially less than such estimated amount depending upon factors that cannot be predicted by Inforetech at this time, including, among others, the future market price of the Class A common stock. This presentation is not intended to constitute a prediction as to the future market price of the Class A common stock or as to the number of shares of Class A common stock issuable upon exercise of the convertible debenture or convertible notes.

(2) Includes: (i) 5,000,000 shares issuable upon conversion of the Series A 8% Convertible Notes and related potential interest expense, and (ii) 2,500,000 shares representing reserve shares that may be needed to account for market fluctuations in the price of the common stock prior to the conversion of the Series A 8% Convertible Notes.

(3) Includes: (i) 4,933,333 shares issuable upon conversion of the 8% Convertible Debenture and related potential interest expense, and (ii) 2,466,667 shares representing reserve shares that may be needed to account for market fluctuations in the price of the common stock prior to the conversion of the 8% Convertible Debenture.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act.

(5) This fee was paid by the registrant upon the initial filing of this Registration Statement on June 27, 2001.

     Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined Prospectus. The Prospectus relates to the 1,805,000 shares of our Class A common stock previously registered under the Registration Statement on Form SB-2 (Registration No. 333-47332) which remain unsold and registers an additional 14,980,000 Class A common shares. An additional registration fee of $1,161 is being submitted in connection herewith.

     This Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-47332 declared effective on November 10, 2000. Such Post-Effective Amendment No. 1 shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                                    PART I

                      INFORMATION REQUIRED IN PROSPECTUS

     The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you may read and copy our SEC filings at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Our website address is http://www.inforetech.com.

     This Prospectus is only part of a Registration Statement on Form SB-2 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules to the Registration Statement that are excluded from this Prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the Registration Statement, including the exhibits and schedules, as described in the previous paragraph.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  INFORETECH WIRELESS TECHNOLOGY, INC.

                                        By:  /s/ Robert C. Silzer Sr.
                                             -----------------------------
                                             Robert C. Silzer, Sr.
                                             Chief Executive Officer

     Dated:  July 10, 2001


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:  /s/ Robert C. Silzer, Sr.                    Dated:  July 10, 2001
     ------------------------------
     Robert C. Silzer, Sr.
     Chairman, Chief Executive Officer and
     Director

By:  /s/ Robert C. Silzer, Jr.                    Dated: July 10, 2001
     ------------------------------
     Robert C. Silzer, Jr.
     President, Secretary, Treasurer and
     Director

By:  /s/ Jerry L. Smith                           Dated:  July 10, 2001
     ------------------------------
     Jerry L. Smith
     Director

By:  /s/ John Regan                               Dated:  July 10, 2001
     ------------------------------
     John Regan
     Chief Financial Officer